EXHIBIT 10.1

A S S U R A N T, I N C.
R E S T R I C T E D S T O C K U N I T A W A R D A G R E E M E N T
Time-Based Award

THIS AGREEMENT is entered into between Assurant, Inc., a Delaware corporation (the “Company”), and [participant name] (the “Participant”).

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.Grant, Vesting and Forfeiture of Restricted Stock Units.
(a)Grant. Subject to the provisions of this Award Agreement (this “Agreement”) and the provisions of the Amended and Restated Assurant, Inc. 2017 Long Term Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant, as of [grant date] (the “Grant Date”), [# of shares] Restricted Stock Units (the “Restricted Stock Units”), each with respect to one share of common stock of the Company, par value $0.01 per Share (“Common Stock”). All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.
(b)Vesting. Subject to the terms and conditions of this Agreement, including those relating to Participant’s continued employment with one or more of Company’s Affiliates (collectively, the Company and its Affiliates and any successors thereto defined as the “Assurant Group”), the Restricted Stock Units shall vest in three installments, which shall be as nearly equal as possible, on each of the first three anniversaries of the Grant Date (each a “Vesting Date” with respect to the portion of the Restricted Stock Units scheduled to vest on such date).
(c)Forfeiture; Termination of Continuous Service. Generally, upon the Participant’s Termination of Service with the Assurant Group, any unvested Restricted Stock Units are immediately forfeited. Notwithstanding the foregoing, (i) upon the Participant’s termination of Continuous Service due to the Participant’s Retirement at any time following the end of the calendar year in which the Grant Date occurred, then any outstanding unvested Restricted Stock Units shall immediately vest in full and are not forfeited; and (ii) upon the Participant’s termination of Continuous Service by the Company without Cause, or termination of Continuous Service due to death or Disability, the Participant shall vest in a number of Restricted Stock Units equal to the excess, if any, of (A) the product of (x) the total number of Restricted Stock Units and (y) a fraction, the numerator of which is the number of full months from the Grant Date until the date of Termination of Service (provided that, for this purpose, the month in which the Grant Date occurs shall be considered a full month) and the denominator of which is thirty-six minus (B) the number of Restricted Stock Units that previously vested as of the Termination of Service without respect to this provision. For purposes of this Agreement, service with the Company shall include service with the Assurant Group and its successors. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the service of the Assurant Group or interfere in any way with the right of the Assurant Group to terminate the Participant’s service at any time.
2.Settlement of Units. As soon as reasonably practicable after the Vesting Date as set forth in Section 1(b), the Company shall deliver to the Participant or Participant’s personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend for each vested Restricted Stock Unit.
3.Dividend Equivalents. The Participant shall have the right to receive Dividend Equivalents with respect to Shares underlying Restricted Stock Units that are outstanding under this Agreement. The Dividend Equivalents represent the right to receive an amount equal to the aggregate regular cash dividends that would have been paid to the Participant if the Participant had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the date on which the applicable Restricted Stock Units are settled, cancelled or forfeited of a number of Shares equal to the applicable number of Restricted Stock Units that vest pursuant to this Agreement. The Dividend Equivalents shall be paid, in cash, as soon as reasonably practicable following the applicable payment date for each such cash dividend.
4.Nontransferability of the Restricted Stock Units. Until such Restricted Stock Units shall vest and are ultimately settled as provided in Section 2 above, the Restricted Stock Units and the Shares covered by the Restricted Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any purported or attempted transfer of such Shares or such rights shall be null and void.
5.Rights as a Stockholder. The Participant shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights) until such Shares vest and are settled as provided in Section 2 above.
6.Adjustment; Change of Control. In the event of certain transactions before the Restricted Stock Units vest, the Restricted Stock Units shall be subject to adjustment as provided in Section 3.6 of the Plan or any applicable successor provision under the Plan. In the event of a Change of Control before the Restricted Stock Units vest, the restrictions applicable to the Restricted Stock Units shall be determined in accordance with Section 10.1 of the Plan, and shall be settled within 5 calendar days after any full acceleration of vesting following a Change of Control as specified in Section 10.1 of the Plan; provided, however, that any Restricted Stock Units that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall not be settled upon such Change of Control unless the Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code and will instead be settled at such time as specified in Section 2.
7.Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by a Participant in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
8.Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local, foreign income, employment or other tax purposes with respect to any Restricted Stock Units, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 8, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of Shares upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.
9.Special Forfeiture and Repayment Rules. This Agreement contains special forfeiture and repayment rules intended to encourage conduct that protects the Assurant Group’s legitimate business assets and discourage conduct that threatens or harms those assets. The Company does not intend to have the benefits of this Agreement reward or subsidize conduct detrimental to the Company, and therefore will require the forfeiture of the benefits offered under this Agreement and the repayment of gains obtained from this Agreement, according to the rules specified below. Activities that trigger the forfeiture and repayment rules are divided into two categories: Misconduct and Competitor Conduct.

(a)Misconduct. During employment with the Assurant Group and, with respect to clauses (A), (D), (E), (F) and (G), for three (3) years after the Termination of Service for any reason, Participant agrees not to engage in Misconduct. If Participant engages in such Misconduct during employment or within three (3) years after the Termination of Service for any reason, then
(i)Participant immediately forfeits the Restricted Stock Units and related Dividend Equivalents that have not yet vested or that vested at any time within three years prior to the date the Misconduct first occurred but have not yet settled as provided in Section 2 above, and those forfeited Restricted Stock Units automatically terminate, and
(ii)Participant shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the Gross Gain to Participant resulting from the payment of Restricted Stock Units and related Dividend Equivalents that had vested at any time within three years prior to the date the Misconduct first occurred less (B) $1.00. The “Gross Gain” is the Fair Market Value of the Shares represented by the Restricted Stock Units on the date of delivery.
As used in this Agreement, “Misconduct” means
(A) disclosing or using any of the Assurant Group’s Confidential Information without proper authorization from the Assurant Group or in any capacity other than as necessary for the performance of Participant’s assigned duties for the Assurant Group;
(B) violation of the Code of Ethics or any successor code of conduct or other applicable Assurant Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Participant;
(C) fraud, gross negligence or willful misconduct by Participant, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to an error resulting in a restatement of the financial statements of any member of the Assurant Group;
(D) directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Assurant Group, any person who is an employee, representative, officer or director in the Assurant Group or who held one or more of those positions at any time within the 12 months prior to Participant’s Termination of Service;
(E) directly or indirectly inducing, encouraging or causing an employee of the Assurant Group to terminate their employment or a contract worker to terminate their contract with a member of the Assurant Group;
(F) any action by Participant and/or their representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Assurant Group and any of its customers, prospective customers, vendors, suppliers or employees known to Participant; or
(G) breaching any provision of any employment or severance agreement with a member of the Assurant Group.
Nothing in this Agreement or otherwise will prevent Participant from testifying truthfully as required by law, prohibit or prevent Participant from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.), or prevent Participant from disclosing Assurant Group’s confidential information in confidence to a federal, state or local government official for the purpose of reporting or investigating a suspected violation of law. As used in this Agreement, “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) is disclosed to Participant or of which Participant becomes aware as a consequence of his/her employment with the Company; (ii) has any value to the Company monetarily or otherwise; and (iii) is not generally known outside of the Company.

(b)Competitor Conduct. If Participant engages in Competitor Conduct during employment or within one (1) year after the Termination of Service for any reason, then
(i)Participant immediately forfeits the Restricted Stock Units that have not yet vested or that vested at any time within one (1) year prior to the date the Competitor Conduct first occurred but have not yet settled as provided in Section 2 above, and those forfeited Restricted Stock Units automatically terminate, and
(ii)Participant shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the Gross Gain to Participant resulting from the payment of Restricted Stock Units that had vested at any time since the earlier of one year prior to the date the Competitor Conduct first occurred or one year prior to the Termination of Service, if applicable, less (B) $1.00. The “Gross Gain” is the Fair Market Value of the Shares represented by the Restricted Stock Units on the date of receipt.
As used in this Agreement, “Competitor Conduct” means accepting employment with, or directly or indirectly providing services to, a Competitor in the United States. If Participant has a Termination of Service and Participant’s responsibilities to the Assurant Group were limited to a specific territory or territories during the 24 months prior to the Termination of Service, then Competitor Conduct will be limited to that specific territory or territories. A “Competitor” means any person or business that competes with the products or services provided by a member of the Assurant Group for which Participant had business responsibilities within 24 months prior to Termination of Service or about which Participant obtained Confidential Information.
(c)General.
(i)Nothing in this Paragraph 9 constitutes or is to be construed as a “noncompete” covenant or other restraint on employment or trade. The provisions of this Paragraph 9 do not prevent, nor are they intended to prevent, Participant from seeking or accepting employment or other work outside the Assurant Group. The execution of this Agreement is voluntary. Participant is free to choose to comply with the terms of this Agreement and receive the benefits offered or else reject this Agreement with no adverse consequences to Participant’s employment with the Assurant Group.
(ii)Participant agrees to provide the Company with at least 10 days’ written notice prior to accepting employment with or providing services to a Competitor within one year after Termination of Service.
(iii)Participant acknowledges receiving sufficient consideration for the requirements of this Paragraph 9, including Participant’s receipt of the Restricted Stock Units. Participant further acknowledges that the Company would not provide the Restricted Stock Units to Participant without Participant’s promise to abide by the terms of this Paragraph 9. The parties also acknowledge that the provisions contained in this Paragraph 9 are ancillary to, or part of, an otherwise enforceable agreement at the time this Agreement is made.
(iv)Participant may be released from the obligations of this Paragraph 9 if and only if the Committee determines, in writing and in the Committee’s sole discretion, that a release is in the best interests of the Company.
10.Notices. Notices and other communications under this Agreement must be in writing and shall be given by hand delivery to the other party or by overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:
At the most recent address
on file at the Company.
If to the Company:
Assurant, Inc.
260 Interstate N Cir SE
Atlanta, Georgia 30339
Attention: Corporate Secretary
or to such other address as any party shall have furnished to the other in writing in accordance with this Section 10. Notices and communications shall be effective upon delivery. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under this Agreement and the securities laws.
11.Effect of Agreement. This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
12.Applicable Law; Forum Selection; Consent to Jurisdiction: The Company and Participant agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles, as applied to contracts executed in and performed wholly within the State of Georgia. Participant agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Georgia. With respect to any such court action, Participant hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of Georgia are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
13.Terms of Plan. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.
14.Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
15.Severability. If any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable, the other provisions of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
16.Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

17.Amendment. The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Participant without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
18.Section 409A of the Code. It is the intention of the Company that the Restricted Stock Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Shares in respect of any Restricted Stock Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Participant’s Termination of Service shall not be delivered until the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may, notwithstanding Section 17, make such an amendment, effective as of the Grant Date or any later date, without the consent of the Participant. Notwithstanding any provision of this Agreement or the Plan, in the event that any taxes or penalties are imposed on the Participant by reason of Section 409A of the Code, the Participant acknowledges and agrees that such taxes or penalties shall be the exclusive obligation of the Participant, and the Company shall have no liability therefor.
19.Recoupment Policy. All Restricted Stock Units granted under this Agreement are subject to the terms and conditions of the Company’s Recoupment Policy, as may be amended from time to time, the terms of which are incorporated into this Agreement by reference.
20.Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
21.Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, which together shall constitute one and the same original. This Agreement may be executed and delivered electronically and upon such delivery an electronic signature or an electronic acceptance will be deemed to have the same effect as if the original signature had been delivered to the other party.

Assurant, Inc.

By:

Its:

ACCEPTANCE OF AGREEMENT:
Participant hereby: (a) acknowledges that Participant has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the plan description pertaining to the Plan; (b) accepts this Agreement and the Restricted Stock Units granted to Participant under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Special Forfeiture and Repayment Rules” set forth in Paragraph 9 and “Recoupment” set forth in Paragraph 19; (c) represents that Participant understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if Participant manually signed the Agreement; and (d) agrees that no transfer of the Shares delivered in respect of the Restricted Stock Units may be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Participant’s Signature

Date